SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2004

ELI LILLY AND COMPANY

(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation) LillyCorporate Center Indianapolis, Indiana (Address of Principal Executive Offices)	001-06351 (Commission File Number)	35-0470950 (I.R.S. Employer Identification No.) 46285 (Zip Code)

Registrant’s telephone number, including area code: (317) 276-2000

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 18, 2004, the board of directors of Eli Lilly and Company (“we” or “our” or “the company”) approved amendments to the 2002 Lilly Stock Plan, the equity incentive plan for company employees and non-employee directors that was approved by our shareholders on April 15, 2002. The most significant amendments are as follows:

•	Termination Date. As originally adopted, the plan was to remain in effect indefinitely until terminated by the board of directors. Under the amendment, the plan remains in effect until April 14, 2012, or until earlier terminated by the board of directors.

•	Additional Forms of Awards. As originally adopted, the plan authorized the compensation committee of the board to grant stock options, performance awards, and restricted stock. Under the amendments, the compensation committee is also authorized to grant stock-settled stock appreciation rights and stock unit awards. The compensation committee has no current plans to make grants of those types of awards.

Under Indiana law and the rules of the New York Stock Exchange, these amendments may be made without shareholder approval.

Item 2.02. Results of Operations and Financial Condition

On October 21, 2004, we issued a press release announcing our results of operations for the quarter and nine-month period ended September 30, 2004, including, among other things, an income statement for those periods and a consolidated balance sheet as of September 30, 2004. In addition, on the same day we are holding a teleconference for analysts and media to discuss those results. The teleconference will be web cast on our web site. The press release and related financial statements are attached to this Form 8-K as Exhibit 99.

We use non-GAAP financial measures, such as adjusted (or “normalized”) net income and diluted earnings per share. Non-GAAP financial measures differ from financial statements reported in conformity to U.S. generally accepted accounting principles (“GAAP”). There are non-GAAP financial measures used in comparing the financial results for the first nine months of 2004 to the same period of 2003. Those measures are operating income, earnings, and earnings per share excluding the impact of:

•	Asset impairment charges recognized in the second quarter of 2004

•	A charge for acquired in-process research and development in connection with the acquisition of Applied Molecular Evolution, Inc. in the first quarter of 2004

•	Asset impairments, restructuring and special charges incurred in the first quarter of 2003.

The second quarter 2004 items are described in more detail in our Form 8-K dated July 22, 2004. The first quarter 2004 item is described in more detail in our Form 8-K dated April 19, 2004. The first quarter 2003 items are described in more detail in our Form 8-K dated April 22, 2003.

In the press release attached as Exhibit 99, we also provided financial expectations for the fourth quarter and full year 2004. In addition to providing earnings per share expectations on a GAAP basis, we provided earnings per share expectations on an adjusted basis, excluding the effect of the first- and second-quarter 2004 items listed above and also excluding the expected effect of asset impairments, severance and other charges anticipated for the fourth quarter of 2004 as described in more detail under Items 2.05 and 2.06 below.

The items that are subject to the adjustments are typically highly variable, difficult to predict, and of a size that could have a substantial impact on our reported operations for a period. Management believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate our ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the excluded items. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets.

Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. For the reasons described above for use of non-GAAP measures, our prospective earnings guidance is subject to adjustment for certain matters, such as those identified above, as to which prospective quantification generally is not feasible.

The information in this Item 2.02 and the press released attached as Exhibit 99 are considered furnished to the Commission and are not deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 2.05 Costs Associated with Exit or Disposal Activities
and
Item 2.06 Material Impairments

We have committed to several actions designed to increase the productivity of the company, to address current challenges in the marketplace, and to leverage prior investments in our product portfolio. Except as noted below, the actions were decided by action of the board of directors on October 18, 2004. The actions affect operations primarily in research and development, manufacturing, and sales and marketing components, and will have an impact on both infrastructure and personnel. These decisions are integral parts of our ongoing efforts to implement a highly productive innovation-based strategy that will address challenges in the current business environment as well as provide sustainable growth. The actions are intended to help us offset the short-term challenges created by the performance of Zyprexa® in the U.S. without compromising future growth prospects. More fundamentally, the actions are intended to allow us to successfully compete in the long-term. Our company is now in an environment in which the increasing pressure on pharmaceutical prices compels us to redouble our efforts to increase productivity and thoughtfully reduce our cost structure.

The principal restructuring actions described below will result in the elimination of nearly 1,000 U.S. positions. The individuals affected by those eliminated positions will be given the opportunity to fill other open positions in the company. Each affected employee will also have the option to elect a voluntary severance package.

The principal actions are as follows:

•	Research and Development
We will focus our research efforts on the therapeutic areas of neuroscience, endocrine, oncology and cardiovascular and will discontinue our efforts in inflammation. We will close our RTP Laboratory site in Research Triangle Park, North Carolina. This site has historically been our center of excellence for high-throughput screening and combinatorial chemistry, but much of that technology has evolved such that these operations can be more efficiently performed in existing facilities in Indianapolis. These actions are expected to result in asset impairments and severance-related charges.

•	Manufacturing
The mission of our Clinton, Indiana, manufacturing site will be narrowed to make products solely for the Elanco Animal Health business. The portion of that site that currently produces human pharmaceutical products will cease operation. Also, we will discontinue our plans to produce the bulk active ingredient for Xigris® at the company’s Indianapolis operations. Although we remain committed to this important life-saving product, we have determined that our manufacturing partner, Lonza Biologics plc, has enough capacity to supply anticipated Xigris demand for the foreseeable future. These actions are expected to result in asset impairments and severance-related charges.

•	Sales and Marketing
We will close all district and regional sales offices throughout the United States, and these operations will now be managed from home-based offices. This change, which is consistent with standard industry practice, will provide cost savings. In addition, we will reorganize our U.S. sales force to create an organization that better meets customer needs as well as maximizes sales potential. We will also streamline some sales and marketing support activities as well as our field-based operations that support our medical function. The company committed to the U.S. sales and marketing actions in early October, 2004. These actions are expected to result in asset impairments, severance-related charges, and lease termination costs, which are not material individually or in the aggregate.

Restructuring and Asset Impairments Charge
The costs associated with the restructuring actions in the aggregate will consist of asset impairments, severance expenses, and other charges estimated in a range of $320 million to $420 million (pretax), substantially all of which is expected to be reported in the fourth quarter of 2004. The estimated non-cash charges total approximately $250 million to $320 million and consist of asset impairments, which primarily relate to Xigris manufacturing equipment in

Indianapolis, human pharmaceutical manufacturing buildings and equipment at Clinton, Indiana, and the RTP Laboratory building and equipment. We will cease using these assets as described above and they will be disposed of or destroyed. The impairment charges will be necessary to adjust the carrying value of the assets to fair value. The estimated cash expenditures total approximately $70 million to $100 million and consist primarily of severance payments, and to a lesser extent, lease termination payments.

We expect to substantially complete the restructuring actions by March 31, 2005. However, certain activities may require additional time for completion throughout 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ELI LILLY AND COMPANY (Registrant)
By:	/s/ Charles E. Golden
	Name:	Charles E. Golden
	Title:	Executive Vice President and Chief Financial Officer

Dated: October 21, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit

99	Press release dated October 21, 2004, together with related attachments.